Contact: Scott Lamb 208-665-0777

COEUR REPORTS RECORD-SETTING FULL-YEAR FINANCIAL PERFORMANCE
AND STRONG RESULTS FOR FOURTH QUARTER OF 2006

Full Year 2006 (Comparisons to 2005)
•	Net income increased eight-fold to a record $88.5 million ($0.30 per fully diluted share)
•	13.6 million oz consolidated silver production, including discontinued operations
•	12.8 million oz silver production from continuing operations (excludes partial-year production from high-cost mine at Coeur Silver Valley, sold in 2Q06)
•	6% decrease in silver cash cost to $3.33/oz
•	116,254 oz gold production
•	16% increase in gold reserves year-over-year
•	Increase in silver reserves for continuing operations
Fourth Quarter of 2006 (Comparisons to Year-Ago Quarter)
•	Net income more than doubled to $23.2 million ($0.08 per fully diluted share)
•	3.4 million oz silver production
•	31,700 oz gold production
Other
•	Revised capital and operating costs for San Bartolome and Kensington
•	Company gearing up for record-level exploration spending in 2007
•	Completing feasibility study on new mill in Argentina

COEUR D’ALENE, Idaho – February 22, 2007 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM) today reported record net income for 2006 of $88.5 million, or $0.30 per diluted share, compared to net income of $10.6 million, or $0.04 per diluted share, for 2005. Results for 2006 include a gain of $11.1 million from the strategic sale of Coeur Silver Valley (CSV), as well as $1.9 million of income generated from CSV prior to the sale. Cash provided by operating activities increased more than 13-fold to $91.2 million for the full year 2006 as compared to $6.7 million in 2005.

For the fourth quarter of 2006, the company reported net income of $23.2 million, or $0.08 per diluted share, compared to net income of $9.9 million, or $0.04 per diluted share, for the year-ago period.  Cash provided by operating activities increased 47 percent to $21.2 million in the fourth quarter of 2006 as compared to $14.5 million in the year-ago quarter.

Metal sales in the fourth quarter and full year of 2006 were $67.1 million and $216.6 million, respectively, compared to $51.3 million and $156.3 million for the year-ago periods.

In commenting on the company’s full-year performance, Dennis E. Wheeler, Chairman, President and Chief Executive Officer, said, “For the full year 2006, Coeur reported record-setting performance in terms of revenues, net income and cash flow, and gold reserves. Silver production from continuing operations was up by 10 percent, while our silver cash production cost per ounce declined by nearly 6 percent. In addition, we reported a 16 percent increase in our gold reserves. We remain focused on additional growth initiatives designed to build upon this momentum in the areas of silver and gold production, exploration, potential acquisition, and continued management of our cash costs.”

Fourth Quarter 2006 Results (February 22, 2007)	Page 1 of 15

Wheeler added, “Net income in the fourth quarter of 2006 was more than double that of the year-ago period due largely to higher silver and gold prices, aided by stronger performance at the Martha and Endeavor mines.”

Wheeler said, “We expect silver and gold markets to remain robust during 2007. We believe that strong demand for silver is likely to support healthy market prices well beyond this year. Such market conditions, combined with our ongoing strategic initiatives, should enable the company to continue to generate attractive earnings and cash flows. In addition, we are actively evaluating acquisition opportunities that would bring additional low-cost silver production into our system.”

Coeur currently expects its existing mines to produce approximately 13 million ounces of silver in 2007 with a cash cost of approximately $2.35 per ounce, which would represent the lowest cash operating cost at Coeur in at least a decade. The company expects full-year gold production to increase roughly 17% to approximately 136,000 ounces, including approximately 21,000 ounces from the Kensington gold mine, which is expected to begin producing metal near the end of 2007. During 2007, Coeur expects to complete construction of the San Bartolome project, which will significantly contribute to the company’s silver production commencing in 2008. With the commencement of production at San Bartolome and Kensington, the company’s production profile in 2008 would be sharply higher than 2007.

Highlights by Individual Property

•	Rochester (Nevada) –The silver cash cost per ounce for the fourth quarter and full year of 2006 were well below the cash costs reported for the full year 2005 and 2004, reflecting the company’s continued efforts to improve operating efficiency and the benefit of higher gold by-product credits. Fourth-quarter silver and gold production were below the levels of the year-ago period due to normal variations in the recovery of metal from the heap. The moderate increase in the silver production cash cost per ounce relative to that of the year-ago quarter was the result of the lower production.
•	Cerro Bayo (Chile) – Quarterly silver production increased 53 percent and gold production more than doubled relative to the levels of the preceding quarter as the company continued to develop the new high-grade Cascada vein system. Cascada, in particular, contributed to a 51 percent increase in silver grade and a 100 percent increase in gold grade on a sequential-quarter comparison. Silver production cash cost per ounce dropped 91 percent relative to the preceding quarter due in part to the higher production volumes. Relative to the year-ago quarter, silver production cash cost per ounce declined 28 percent due to increased byproduct credits for gold. Quarterly silver production was below the level of the fourth quarter of 2005 due to fewer tons milled and modestly lower silver grades. The company expects quarterly production levels to trend upward at Cerro Bayo as the year progresses as mining continues in the high-grade Cascada vein system.
•	Martha (Argentina) – Silver production increased 36 percent relative to the year-ago period due to an increase in tons milled and modestly higher silver grades. In particular, Martha’s silver production during the fourth quarter of 2006 reached its second-highest level in the mine’s history. Silver production cash cost per ounce increased relative to the year-ago quarter due to higher royalties resulting from higher metal prices. In addition, the company is completing a feasibility study regarding possible construction of a flotation mill at Martha. Currently, Martha’s ore is shipped to Cerro Bayo for processing. If approved by the company’s board of directors, the new mill would enable Martha to process ore on site and would support the continued expansion of reserves and resources at Martha and at recently acquired interests in the Santa Cruz province.
•	Endeavor (Australia) - Quarterly silver production increased almost five-fold relative to the year-ago period and 32 percent relative to the preceding quarter, due to improvement in mine performance. Silver cash production cost per ounce was higher than that of both comparable periods due primarily to higher smelting and refining charges.
•	Broken Hill (Australia) – Quarterly silver production declined relative to the year-ago and preceding quarters due to fewer tons milled and modestly lower grades. Silver cash production cost per ounce was above the levels of both comparable periods due mainly to higher smelting and refining charges.

Fourth Quarter 2006 Results (February 22, 2007)	Page 2 of 15

Update on San Bartolome Project

Coeur estimates the capital cost (excluding political risk insurance premiums and capitalized interest) at San Bartolome to be approximately $174 million, as compared to the previous cost estimate of $135 million. The increase is due to overall inflation impacting capital costs since the updated feasibility study was completed in 2005. Based upon an initial estimated cash cost of $4.00 per ounce and current metal prices, the company expects the project will provide attractive returns. Commercial production is expected to commence in January 2008, with approximately 9 million ounces produced that year.

At San Bartolome, capital expenditures totaled $7.0 million and $14.6 million for the fourth quarter and full year of 2006, respectively. Recent activity has focused on construction of the tailings facility and preparations for pouring concrete at the mill site.

Based on available information, the company believes that the Government of Bolivia has no intention to assume ownership of the San Bartolome project. The Government has expressed a desire to increase taxes in the mining sector but has not yet submitted any formal proposals in this regard, partly because the country’s mining cooperatives are opposed to such a move. Coeur remains confident that the San Bartolome project will proceed on schedule.

Update on Kensington Project

Coeur currently estimates the total cost of construction of the Kensington Gold Mine to be approximately $238 million, as compared to the previous cost estimate of $190 million. The increase is due to overall inflation that has impacted capital costs as well as higher expenses associated with a legal challenge to one of the mine’s existing permits. The company estimates the cash production cost will be $310 per ounce in the initial years of operation. The recent improvement in grade at Kensington (described below in the “Exploration” section of this press release) is expected to enable the mine to produce as much as 150,000 ounces of gold annually in its early years of operation. Coeur believes that commercial production could commence in late 2007, subject to successful resolution of litigation concerning an existing permit.

At Kensington, capital expenditures totaled $35.0 million and $121.5 million for the fourth quarter and full year of 2006, respectively. Recent activity has focused on completion of the mill and crusher buildings.

Balance Sheet and Capital Investment Highlights

The company had $341 million in cash and short-term investments as of December 31, 2006.  Capital expenditures during the fourth quarter and full year of 2006 amounted to $45.5 million and $148 million, respectively. The company’s capital investment is focused on the Kensington and San Bartolome projects, as described above.

Exploration Spending Results in Increased Gold Mineral Reserves

Consistent with the company’s objective to steadily increase its reserves and grow its production profile, Coeur expects to invest approximately $15.3 million in exploration and reserve development in 2007, largely to continue to increase mineral resources and reserves at its properties in Alaska, Argentina, and Chile, where the company has multiple prospective vein systems that have already yielded attractive drill-hole results. The budget also includes a record-level of spending devoted to “greenfields” exploration to discover new silver and gold deposits in prospective regions of the world. The greenfields exploration targets, which account for nearly 40 percent of the budget, are located primarily in Argentina, Tanzania and in parts of Chile and Mexico where the company has not previously been active.

Fourth Quarter 2006 Results (February 22, 2007)	Page 3 of 15

The company’s 2006 investment of $9.5 million in exploration contributed to an increase of 16 percent in proven and probable gold mineral reserves as of December 31, 2006 in comparison to the prior year. In addition, silver mineral reserves increased at year-end 2006 at Martha, Endeavor, and Broken Hill. Proven and probable silver mineral reserves for continuing operations also increased.

Highlights of the company’s exploration program and updated mineral reserve position are provided below:

•	Cerro Bayo – reported a 21 percent increase in silver grade, to 9.69 ounces per ton, in its proven and probable mineral reserves. Recent exploration focus has been on the Cascada and Marcela Sur vein systems, both of which have shown higher grades than have previously been seen at Cerro Bayo. Core drilling in 2006 totaled 232,000 feet.

•	Kensington – reported 29 percent increase in gold mineral reserves, to 1.35 million ounces. Kensington also achieved a 24 percent increase in gold grade, to 0.31 ounces per ton. Core drilling totaled more than 32,000 feet at Kensington and 13,500 feet on the adjacent Jualin property. In addition, at the end of 2006, Kensington had 866,000 ounces of gold mineral resources (623,000 ounces of indicated resources and 243,000 ounces of inferred resources).

•	Martha – reported a 50 percent increase in proven and probable silver mineral reserves to 6.1 million ounces, as well as an increase in silver grade. Recent focus has been on the Martha, R4, Catalina, and Francisca veins. All drilling at Martha totaled 87,000 feet.

•	Argentina Greenfields Activity – As part of its initial greenfields exploration in other parts of Argentina, in 2006, the company acquired four new exploration properties referred to as the El Aguila, Costa, Sascha and Joaquin properties. Core drilling commenced on El Aguila in eastern Santa Cruz late in the year and totaled 3,300 feet.

•	Australian interests – Endeavor and Broken Hill both reported mid-year 2006 increases in silver mineral reserves in relation to 2005: 37 percent at Endeavor and 20 percent at Broken Hill.

•	Tanzania – in 2006 the company completed more than 44,000 feet of shallow, rotary air blast drilling in gold-in-soil anomalies at Kiziba Hill property, which includes a large zone of anomalous gold-in-soil values, measuring over 1.2 miles long in a west-northwest direction by over 0.3 miles wide in an east-northeast direction. In December of 2006, the company began core drilling on the nearby Saragurwa property and at year-end had completed more than 1,300 feet of core drilling. Drilling will continue at both locations in 2007.

Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and has a strong presence in gold.  The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada and Tanzania.

Conference Call Information

Coeur d’Alene Mines Corporation will hold a conference call to discuss the company’s fourth quarter and year-end 2006 results at 1 p.m. Eastern time on February 22, 2007. To listen live via telephone, call (877) 704-5378 (US and Canada) or (913) 312-1292 (International). The conference call and presentation will also be web cast on the company’s web site www.coeur.com.  A replay of the call will be available through February 28, 2007.  The replay dial-in numbers are (888) 203-1112 (US and Canada) and (719) 457-0820 (International) and the access code is 1047459.

Fourth Quarter 2006 Results (February 22, 2007)	Page 4 of 15

Cautionary Statement

Company press releases may contain numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the company’s control.  Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the company’s reports on Form 10-K and Form 10-Q.  Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

The definitions of proven and probable mineral reserves under Canadian National Instrument 43-101 are substantially identical to the definitions of such reserves under Guide 7 of the SEC’s Securities Act Industry Guides. Mineral resources are exclusive of or in addition to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information in this document. Mr. Birak has reviewed the available data and procedures and believes the collection of exploration data and calculation of mineral reserves and resources reported in this document was conducted in a professional and competent manner. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each project as filed on SEDAR at www.sedar.com.

Proven Mineral Reserves (Year-end 2006)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	3,720	0.66	0.007	2,436	26
Cerro Bayo	Chile	375	10.41	0.20	3,902	75
Martha	Argentina	33	64.05	0.10	2,118	3
San Bartolome	Bolivia	--	--	--	--	--
Kensington	Alaska, USA	--	--	--	--	--
Endeavor	Australia	9,700	1.59	--	15,420	--
Broken Hill	Australia	10,064	1.46	--	14,648	--
		23,892			38,524	105

Probable Mineral Reserves (Year-end 2006)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	--	--	--	--	--
Cerro Bayo	Chile	259	8.66	0.18	2,242	47
Martha	Argentina	66	59.97	0.08	3,966	6
San Bartolome	Bolivia	46,176	3.29	--	151,882	--
Kensington	Alaska, USA	4,419	--	0.31	--	1,352
Endeavor	Australia	11,684	1.42	--	16,563	--
Broken Hill	Australia	2,844	1.18	--	3,368	--
		65,448			178,021	1,405

Mineral Reserves correspond to Ore Reserves per US SEC classification. Metal prices used to determine ore reserves were $8.00/oz. Ag and $475.00/oz. Au at Cerro Bayo, Martha and Rochester; $10.0/oz Ag at Endeavor; $10.12/oz Ag. at Broken Hill; $6.00/oz Ag at San Bartolome; and $550/oz Au at Kensington. Endeavor and Broken Hill reserves are as of June 30, 2006.

Fourth Quarter 2006 Results (February 22, 2007)	Page 5 of 15

Proven Mineral Reserves (Year-end 2005)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	10,168	0.86	0.011	8,765	113
Silver Valley	Idaho, USA	236	25.65	--	6,048	--
Cerro Bayo	Chile	439	8.58	0.15	3,764	68
Martha	Argentina	25	58.69	0.08	1,488	2
San Bartolome	Bolivia	--	--	--	--	--
Kensington	Alaska, USA	--	--	--	--	--
Endeavor	Australia	5,512	1.58	--	8,681	--
Broken Hill	Australia	8,522	1.31	--	11,134	--
		24,902			39,880	183

Probable Mineral Reserves (Year-end 2005)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	--	--	--	--	--
Silver Valley	Idaho, USA	208	23.20	--	4,830	--
Cerro Bayo	Chile	496	7.48	0.13	3,712	64
Martha	Argentina	42	61.26	0.08	2,566	3
San Bartolome	Bolivia	46,176	3.29	--	151,882	--
Kensington	Alaska, USA	4,206	--	0.25	--	1,050
Endeavor	Australia	6,614	2.22	--	14,661	--
Broken Hill	Australia	2,998	1.27	--	3,822	--
		60,740			181,473	1,117

Mineral Reserves correspond to Ore Reserves per US SEC classification. Metal prices used to determine ore reserves were $6.50/oz. Ag and $410.00/oz. Au at Cerro Bayo, Martha, Rochester and Broken Hill; $7.06/oz. Ag at Endeavor; $6.00/oz. Ag at San Bartolome; and $375/oz Au at Kensington. Endeavor and Broken Hill reserves are as of June 30, 2005 and March 31, 2005, respectively.

Measured Mineral Resource (Year-end 2006)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	12,304	0.94	0.01	11,598	88
Cerro Bayo	Chile	455	9.38	0.17	4,267	75
Martha	Argentina	19	39.44	0.06	739	1
San Bartolome	Bolivia	--	--	--	--	--
Kensington	Alaska, USA	--	--	--	--	--
Endeavor	Australia	3,748	3.00	--	11,259	--
Broken Hill	Australia	2,105	2.31	--	4,870	--
		18,631			32,733	164
Indicated Mineral Resource (Year-end 2006)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	2,931	0.92	0.01	2,705	21
Cerro Bayo	Chile	727	6.11	0.14	4,436	100
Martha	Argentina	31	39.24	0.06	1,211	2
San Bartolome	Bolivia	70	2.29	--	160	--
Kensington	Alaska, USA	3,136	--	0.20	--	623
Endeavor	Australia	4,519	3.12	--	14,105	--
Broken Hill	Australia	1,510	1.96	--	2,956	--
		12,924			25,573	746
Inferred Mineral Resource (Year-end 2006)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	--	--	--	--	--
Cerro Bayo	Chile	1,328	9.00	0.16	11,944	208
Martha	Argentina	63	45.76	0.05	2,875	3
San Bartolome	Bolivia	1,096	3.52	--	3,851	--
Kensington	Alaska, USA	1,184	--	0.21	--	243
Endeavor	Australia	1,102	2.51	--	2,765	--
Broken Hill	Australia	7,256	4.64	--	33,674	--
		12,028			55,109	453

Fourth Quarter 2006 Results (February 22, 2007)	Page 6 of 15

Mineral resources correspond to mineralized material per US SEC guidelines. Metal prices used to determine mineral resources were $8.00/oz. Ag and $475.00/oz. Au at Cerro Bayo, Martha and Rochester; $10.0/oz Ag at Endeavor; $10.12/oz Ag at Broken Hill; $6.00/oz Ag at San Bartolome; and $550/oz Au at Kensington. Mineral resources are in addition to mineral reserves and have not demonstrated economic viability.

Measured Mineral Resource (Year-end 2005)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	11,734	1.03	0.010	12,051	117
Silver Valley	Idaho, USA	847	12.18	--	10,308	--
Cerro Bayo	Chile	660	6.42	0.13	4,237	85
Martha	Argentina	25	38.46	0.05	975	1
San Bartolome	Bolivia	--	--	--	--	--
Kensington	Alaska, USA	--	--	--	--	--
Endeavor	Australia	5,291	2.13	--	11,267	--
Broken Hill	Australia	5,655	1.84	--	10,407	--
		24,212			49,245	203
Indicated Mineral Resource (Year-end 2005)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	3,912	1.03	0.010	4,018	39
Silver Valley	Idaho, USA	635	12.34	--	7,836	--
Cerro Bayo	Chile	1,558	3.72	0.08	5,797	122
Martha	Argentina	17	31.21	0.04	516	1
San Bartolome	Bolivia	70	2.29	--	160	--
Kensington	Alaska, USA	617	--	0.44	--	269
Endeavor	Australia	1,102	2.39	--	2,636	--
Broken Hill	Australia	1,742	1.72	--	3,002	--
		9,653			23,965	431
Inferred Mineral Resource (Year-end 2005)
			Grade (ounces/ton)		Ounces (000s)
Property	Location	Short Tons (000s)	Silver	Gold	Silver	Gold
Rochester	Nevada, USA	--	--	--	--	--
Silver Valley	Idaho, USA	1,099	11.07	--	12,161	--
Cerro Bayo	Chile	1,895	8.13	0.11	15,414	212
Martha	Argentina	93	49.80	0.06	4,611	5
San Bartolome	Bolivia	1,096	3.52	--	3,851	--
Kensington	Alaska, USA	2,499	--	0.23	--	584
Endeavor	Australia	2,094	1.60	--	3,360	--
Broken Hill	Australia	3,428	2.17	--	7,429	--
		12,204			46,826	801

Mineral resources correspond to mineralized material per US SEC guidelines. Metal prices used to determine mineral resources were $6.50/oz. Ag and $410.00/oz. Au at Cerro Bayo, Martha and Rochester; $7.06/oz. Ag at Endeavor; and $6.00/oz Ag at San Bartolome. Mineral resources are in addition to mineral reserves and have not demonstrated economic viability.

Fourth Quarter 2006 Results (February 22, 2007)	Page 7 of 15

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(In thousands except per share data)
REVENUES

Sales of metal	$67,072	$51,264	$216,573	$156,284

COSTS AND EXPENSES
Production costs applicable to sales	28,776	27,630	92,378	88,232
Depreciation and depletion	6,929	6,023	26,772	18,889
Administrative and general	5,707	5,593	19,369	20,624
Exploration	3,000	2,423	9,474	10,553
Pre-development	--	6	--	6,057
Litigation settlements	1,022	--	2,365	1,600

Total costs and expenses	45,434	41,675	150,358	145,955

OTHER INCOME AND EXPENSE
Interest and other income	5,721	3,034	18,654	8,385
Interest expense, net of capitalized interest	(104)	(616)	(1,224)	(2,485)

Total other income and expense	5,617	2,418	17,430	5,900

Income from continuing operations before income taxes	27,255	12,007	83,645	16,229
Income tax provision	(4,072)	(670)	(8,226)	(1,483)

INCOME FROM CONTINUING OPERATIONS	23,183	11,337	75,419	14,746
Income (loss) from discontinued operations, net of income taxes	(33)	(1,393)	1,935	(4,195)
Gain on sale of net assets of discontinued operations, net of income taxes	--	--	11,132	--

NET INCOME	23,150	9,944	88,486	10,551
Other comprehensive income	230	192	2,391	447

COMPREHENSIVE INCOME	$23,380	$10,136	$90,877	$10,998

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Basic income per share:
Income from continuing operations	$0.08	$0.05	$0.28	$0.06
Income (loss) from discontinued operations	--	(0.01)	0.05	(0.02)

Net income	$0.08	$0.04	$0.33	$0.04

Diluted income per share:
Income from continuing operations	$0.08	$0.04	$0.26	$0.06
Income (loss) from discontinued operations	--	--	0.04	(0.02)

Net income	$0.08	$0.04	$0.30	$0.04

Weighted average number of shares of common stock
Basic	277,582	249,868	271,357	242,915
Diluted	302,242	274,384	296,082	243,683

Fourth Quarter 2006 Results (February 22, 2007)	Page 8 of 15

Operating Statistics From Continuing Operations

        The following table presents information by mine and consolidated sales information for the three- and twelve-month periods ended December 31, 2006 and 2005:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Rochester
Tons processed	2,481,706	2,543,302	10,399,416	9,327,180
Ore grade/Ag oz	0.72	0.71	0.74	0.91
Ore grade/Au oz	0.01	0.01	0.01	0.01
Recovery/Ag oz (A)	78.8%	91.9%	65.9%	67.5%
Recovery/Au oz (A)	71.8%	81.5%	68.9%	76.2%
Silver production ounces	1,408,544	1,666,958	5,113,504	5,720,489
Gold production ounces	15,926	20,458	71,891	70,298
Cash cost/oz	$3.36	$3.02	$2.80	$4.82
Total cost/oz	$6.24	$4.66	$5.84	$6.66
Cerro Bayo
Tons milled	106,764	109,232	428,346	403,695
Ore grade/Ag oz	6.12	7.59	5.76	7.52
Ore grade/Au oz	0.15	0.14	0.10	0.16
Recovery/Ag oz	94.8%	94.2%	94.5%	94.7%
Recovery/Au oz	94.5%	92.9%	93.0%	92.8%
Silver production ounces	619,906	781,083	2,331,060	2,875,047
Gold production ounces	14,869	14,347	40,923	61,058
Cash cost/oz	$0.79	$1.09	$3.04	$0.54
Total cost/oz	$3.42	$3.18	$5.46	$2.30
Martha Mine
Tons milled	11,076	8,575	35,843	35,293
Ore grade/Ag oz	69.58	66.66	79.93	62.53
Ore grade/Au oz	0.09	0.08	0.10	0.08
Recovery/Ag oz	94.7%	94.2%	94.7%	94.9%
Recovery/Au oz	94.2%	92.9%	92.5%	92.9%
Silver production ounces	729,962	538,411	2,712,846	2,093,464
Gold production ounces	905	657	3,440	2,589
Cash cost/oz	$5.89	$4.84	$4.88	$4.60
Total cost/oz	$6.50	$5.29	$5.36	$5.01
Endeavor (B)
Tons milled	309,340	85,492	750,115	463,129
Ore grade/Ag oz	0.93	1.69	1.01	1.52
Recovery/Ag oz	62.9%	25.6%	63.5%	45.0%
Silver production ounces	179,972	37,091	481,991	316,169
Cash cost/oz	$3.46	$2.89	$2.85	$2.05
Total cost/oz	$4.33	$4.64	$3.87	$3.35
Broken Hill (B)
Tons milled	566,843	568,858	2,288,355	667,140
Ore grade/Ag oz	1.14	1.33	1.28	1.31
Recovery/Ag oz	77.4%	75.7%	74.2%	75.4%
Silver production ounces	501,872	574,083	2,174,585	657,093
Cash cost/oz	$3.16	$2.73	$3.09	$2.72
Total cost/oz	$5.12	$5.60	$5.44	$5.47
CONSOLIDATED PRODUCTION TOTALS
Silver ounces	3,440,256	3,597,626	12,813,986	11,662,262
Gold ounces	31,700	35,461	116,254	133,945
Cash cost per oz/silver	$3.41	$2.83	$3.33	$3.53
Total cost/oz	$5.52	$4.59	$5.53	$5.13
CONSOLIDATED SALES TOTALS (C)
Silver ounces sold	3,693,538	3,890,848	12,841,634	12,579,634
Gold ounces sold	34,914	39,233	116,400	146,749
Realized price per silver ounce	$12.79	$8.22	$12.03	$7.47
Realized price per gold ounce	$617	$497	$623	$452

Fourth Quarter 2006 Results (February 22, 2007)	Page 9 of 15

(A)	The leach cycle at Rochester requires 5 to 10 years to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease which is currently estimated for 2011. Current recovery may vary significantly from ultimate recovery. See Critical Accounting Policies and Estimates – Ore on Leach Pad.

(B)	The Company acquired its interests in the Endeavor and Broken Hill mines in May 2005 and September 2005, respectively.

(C)	Units sold at realized metal prices will not match reported metal sales due primarily to the effects of embedded derivatives in the Company’s previously priced sales contracts.

“Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis.

“Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs” set forth below.

Operating Statistics From Discontinued Operation

        The following table presents information for Coeur Silver Valley which was sold on June 1, 2006:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006 (1)	2005
Silver Valley/Galena
Tons milled	-	26,613	52,876	128,502
Ore grade/Silver oz	-	12.97	15.15	16.53
Recovery/Silver oz	-	95.7%	96.0%	97.0%
Silver production ounces	-	330,537	768,674	2,060,338
Cash cost/oz	-	$12.40	$9.75	$8.37
Total cost/oz	-	$13.58	$10.64	$9.34
Gold production	-	77	180	282

(1)    Amounts represent five months ended May 31, 2006.

Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs

        The tables below present reconciliations between non-GAAP cash costs per ounce to production costs applicable to sales including depreciation, depletion and amortization (GAAP).

        Total cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit. Total cash costs are a performance measure and provide management and investors with an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. “Total cash costs per ounce” is a measure developed by precious metals companies in an effort to provide a comparable standard, however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies.

Fourth Quarter 2006 Results (February 22, 2007)	Page 10 of 15

        Production costs applicable to sales including depreciation, depletion and amortization, is the most comparable financial measure calculated in accordance with GAAP to total cash costs. The sum of the production costs applicable to sales and depreciation, depletion and amortization for our mines as set forth in the tables below is included in our Consolidated Statements of Operations and Comprehensive Income (Loss).

THREE MONTHS ENDED DECEMBER 31, 2006 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor (1)	Broken Hill (1)	Total
Production of Silver (ounces)	1,408,544	619,906	729,962	179,972	501,872	3,440,256
Cash Costs per ounce	$3.36	$0.79	$5.89	$3.46	$3.16	$3.41

Total Cash Costs (Non-GAAP)	$4,728	$487	$4,301	$623	$1,585	$11,724
Add/Subtract:
Third Party Smelting Costs	--	(1,011)	(521)	(467)	(620)	(2,619)
By-Product Credit (2)	9,798	9,148	556	--	--	19,502
Other Adjustment	484	--	--	--	--	484
Change in Inventory	(832)	1,038	(517)	49	(53)	(315)
Depreciation, depletion and
amortization	4,057	1,633	444	157	984	7,275

Production costs applicable
to sales, including
depreciation, depletion
and amortization (GAAP)	$18,235	$11,295	$4,263	$362	$1,896	$36,051

YEAR ENDED DECEMBER 31, 2006 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor (1)	Broken Hill (1)	Total
Production of Silver (ounces)	5,113,504	2,331,060	2,712,846	481,991	2,174,585	12,813,986
Cash Costs per ounce	$2.80	$3.04	$4.88	$2.85	$3.09	$3.33

Total Cash Costs (Non-GAAP)	$14,299	$7,089	$13,240	$1,373	$6,712	$42,713
Add/Subtract:
Third Party Smelting Costs	--	(3,475)	(1,853)	(948)	(2,620)	(8,896)
By-Product Credit (2)	43,697	24,861	2,079	--	--	70,637
Other Adjustment	1,803	--	--	--	--	1,803
Change in Inventory	(12,489)	(1,105)	(518)	(39)	272	(13,879)
Depreciation, depletion and
amortization	15,548	5,638	1,297	490	5,120	28,093

Production costs applicable
to sales, including
depreciation, depletion
and amortization (GAAP)	$62,858	$33,008	$14,245	$876	$9,484	$120,471

THREE MONTHS ENDED DECEMBER 31, 2005 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor (1)	Broken Hill (1)	Total
Production of Silver (ounces)	1,666,958	781,083	538,411	37,091	574,083	3,597,626
Cash Costs per ounce	$3.02	$1.09	$4.84	$2.89	$2.73	$2.83

Total Cash Costs (Non-GAAP)	$5,040	$851	$2,607	$107	$1,566	$10,171
Add/Subtract:
Third Party Smelting Costs	--	(685)	(354)	(77)	(500)	(1,616)
By-Product Credit (2)	9,964	6,965	317	--	--	17,246
Other Adjustment	395	--	--	--	--	395
Change in Inventory	355	2,150	(703)	35	(403)	1,434
Depreciation, depletion and
amortization	2,737	1,633	243	65	1,647	6,325

Production costs applicable
to sales, including
depreciation, depletion
and amortization (GAAP)	$18,491	$10,914	$2,110	$130	$2,310	$33,955

Fourth Quarter 2006 Results (February 22, 2007)	Page 11 of 15

YEAR ENDED DECEMBER 31, 2005 (In thousands except ounces and per ounce costs)
	Rochester	Cerro Bayo	Martha	Endeavor (1)	Broken Hill (1)	Total
Production of Silver (ounces)	5,720,489	2,875,047	2,093,464	316,169	657,093	11,662,262
Cash Costs per ounce	$4.82	$0.54	$4.60	$2.05	$2.72	$3.53

Total Cash Costs (Non-GAAP)	$27,575	$1,542	$9,637	$648	$1,790	$41,192
Add/Subtract:
Third Party Smelting Costs	--	(2,783)	(1,165)	(370)	(570)	(4,888)
By-Product Credit (2)	31,601	27,114	1,152	--	--	59,867
Other Adjustment	140	--	--	--	--	140
Change in Inventory	(14,769)	7,421	(328)	--	(403)	(8,079)
Depreciation, depletion and
amortization	10,542	5,064	843	411	1,807	18,667

Production costs applicable
to sales, including
depreciation, depletion
and amortization (GAAP)	$55,089	$38,358	$10,139	$689	$2,624	$106,899

The following tables present a reconciliation between non-GAAP cash costs per ounce to GAAP production costs applicable to sales reported in Discontinued Operations (see Note D):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
Coeur Silver Valley/Galena	2006	2005	2006 (3)	2005
	(In thousands except ounces and per ounce costs)
Production of Silver (ounces)	--	330,537	768,674	2,060,338
Cash Costs per ounce	--	$12.40	$9.75	$8.37

Total Cash Costs (Non-GAAP)	--	$4,099	$7,498	$17,248
Add/Subtract:
Third party smelting costs	--	(471)	(1,464)	(3,091)
By-Product credit (2)	--	499	1,473	2,722
Change in inventory	--	140	726	(181)
Depreciation, depletion and
amortization	--	490	681	1,996

Production costs applicable to
sales, including depreciation,
depletion and amortization (GAAP)	--	$4,757	$8,914	$18,694

(1)	The Company’s share of silver production at Endeavor and Broken Hill commenced in May 2005 and September 2005, respectively.

(2)	By-product credits are based upon production units and the period’s average metal price for the purposes of reporting cash costs per ounce.

(3)	Amounts represent five months ended May 31, 2006.

Fourth Quarter 2006 Results (February 22, 2007)	Page 12 of 15

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS	(In Thousands)

CURRENT ASSETS
Cash and cash equivalents	$270,672	$54,896
Short-term investments	70,373	185,446
Receivables	43,233	27,986
Ore on leach pad	31,302	25,394
Metal and other inventory	16,341	12,807
Deferred tax assets	3,629	2,255
Prepaid expenses and other	6,047	4,707
Assets of discontinued operations held for sale	--	14,828

	441,597	328,319
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	132,315	105,107
Less accumulated depreciation	(64,206)	(57,929)

	68,109	47,178
MINING PROPERTIES
Operational mining properties	130,447	121,441
Less accumulated depletion	(116,361)	(105,486)

	14,086	15,955

Mineral interests	72,201	72,201
Less accumulated depletion	(7,828)	(2,218)
	64,373	69,983

Non-producing and development properties	190,988	72,488

	269,447	158,426
OTHER ASSETS
Ore on leach pad, non-current portion	35,367	29,254
Restricted cash and cash equivalents	19,492	16,943
Debt issuance costs, net	5,151	5,454
Deferred tax assets	2,544	923
Other	7,919	8,319

	70,473	60,893

TOTAL ASSETS	$849,626	$594,816

Fourth Quarter 2006 Results (February 22, 2007)	Page 13 of 15

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
LIABILITIES AND SHAREHOLDERS' EQUITY	(In thousands except share data)

CURRENT LIABILITIES
Accounts payable	$22,315	$17,189
Accrued liabilities and other	11,865	5,662
Accrued income taxes	10,317	66
Accrued payroll and related benefits	8,527	7,840
Accrued interest payable	1,031	1,031
Current portion of reclamation and mine closure	4,460	1,646
Liabilities of discontinued operations held for sale	--	12,908

	58,515	46,342
LONG-TERM LIABILITIES
1 1/4% Convertible Senior Notes due January 2024	180,000	180,000
Reclamation and mine closure	27,226	23,048
Other long-term liabilities	2,891	3,873

	210,117	206,921
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common Stock, par value $1.00 per share; authorized 500,000,000 shares, issued 279,054,344 and 250,961,353 shares in 2006 and 2005
(1,059,211 shares held in treasury)	279,054	250,961
Additional paid-in capital	777,798	656,977
Accumulated deficit	(463,221)	(551,357)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive income (loss)	553	(1,838)

	580,994	341,553

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$849,626	$594,816

Fourth Quarter 2006 Results (February 22, 2007)	Page 14 of 15

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$23,150	$9,944	$88,486	$10,551
Add (deduct) non-cash items:
Depreciation and depletion	6,929	6,023	26,772	18,889
Deferred taxes	1,045	1,684	(2,902)	1,629
Unrealized (gain) loss on embedded derivatives	(1,081)	(1,699)	1,166	(2,052)
Share-based compensation	399	350	2,218	1,237
Amortization of debt issuance costs	76	76	303	303
Amortization of premium and/or discount on short-term
investments, net	(16)	88	24	790
Other non-cash charges	(299)	(171)	(313)	250
Changes in operating assets and liabilities:
Receivables	(15,873)	(6,237)	(14,781)	(19,571)
Prepaid expenses and other	1,273	910	(599)	(183)
Inventories	(1,265)	1,970	(15,555)	(8,308)
Accounts payable and accrued liabilities	6,854	1,963	17,686	2,349
Discontinued operations	33	(450)	(11,275)	792

CASH PROVIDED BY OPERATING ACTIVITIES	21,225	14,451	91,230	6,676

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(60,612)	(49,588)	(317,743)	(212,252)
Proceeds from sales of short-term investments	30,796	100,614	430,292	277,021
Capital expenditures	(45,493)	(30,597)	(147,998)	(113,290)
Other	81	123	(328)	103
Discontinued operations	--	(1,000)	15,446	(3,346)

CASH PROVIDED BY (USED IN) INVESTING	(75,228)	19,552	(20,331)	(51,764)
ACTIVITIES

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	--	--	154,560	36,493
Payments of common stock issuance costs	--	(13)	(8,329)	(557)
Other	(381)	(250)	(1,354)	(1,170)

CASH PROVIDED BY (USED IN) FINANCING	(381)	(263)	144,877	34,766
ACTIVITIES:

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(54,384)	33,740	215,776	(10,322)

Cash and cash equivalents at beginning of period	325,056	21,156	54,896	65,218

Cash and cash equivalents at end of period	$270,672	$54,896	$270,672	$54,896

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest	$15	$23	$2,334	$2,280
Taxes	$77	--	$814	--

Fourth Quarter 2006 Results (February 22, 2007)	Page 15 of 15